Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and any related Prospectus Supplement of RealPage, Inc. for the registration of its securities and incorporation by reference therein of our report dated September 7, 2017, with respect to the financial statements of Multifamily Housing Operations (a carve-out of the Rainmaker Group Ventures, LLC) as of December 31, 2016 and for the year then ended, and included in the Current Report on Form 8-K/A of RealPage, Inc. dated February 15, 2018.

/s/ Aprio, LLP

May 21, 2018